AMENDMENT NO. 1

TO THE SUBADVISORY AGREEMENT

This Amendment No. 1 (the “Amendment”), made and entered into as of December 19, 2014, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”), and Threadneedle International Limited, a company organized under the laws of England and Wales (“TINTL”), dated March 5, 2014 (the “Agreement”).

WHEREAS, Investment Manager desires to retain TINTL to provide investment advisory services to additional mutual funds, particularly, Columbia Adaptive Alternatives Fund, Columbia Intermediary Alternatives Fund, and Columbia Diversified Absolute Return Fund, and TINTL is willing to render such investment advisory services; and

WHEREAS, Investment Manager and TINTL desire to amend the Agreement, including Schedule A thereto, to add, effective on or about January 28, 2015, Columbia Adaptive Alternatives Fund and Columbia Intermediary Alternatives Fund and to add, effective on or about February 18, 2015, Columbia Diversified Absolute Return Fund as a “Fund” covered by the Agreement.

NOW, THEREFORE, the parties, intending to be legally bound, agree that Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		Threadneedle International Limited

By:	/s/ Christopher O. Petersen	By:	/s/ Campbell Fleming
	Signature		Signature

Name:	Christopher O. Petersen	Name:	Campbell Fleming
	Printed		Printed

Title:	Vice President and Assistant Secretary	Title:	CEO

AMENDMENT NO. 1

TO THE AGREEMENT

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